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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE:     February 5, 2002

FOR FURTHER INFORMATION:   Sandy Fruhman (Media) - (713) 207-3123
                           Dennis Barber (Investors) - (713) 207-3042
                           Marianne Paulsen (Investors) - (713) 207-6500

                    Reliant Energy Delays Release of Earnings

         Reliant Energy, Incorporated (NYSE: REI) announced today that it will not release earnings on February 6 as originally anticipated. The company said it will restate its earnings for the second and third quarters of 2001 due to a pending earnings restatement by its majority-owned subsidiary, Reliant Resources, Inc. (NYSE:RRI). Neither company will be able to announce its fourth-quarter 2001 earnings until the restatement is finalized.

         The restatement is expected to materially increase 2001 earnings for both companies by changing the timing of earnings recognition related to several specific transactions. As a result of the reclassification of these transactions, the company will recognize earnings in 2001 that it previously expected to recognize in 2002 and 2003. The restatement will not affect cash flow for any period.

         The company will issue a press release announcing 2001 earnings as soon as the restatement is completed. In addition, as soon as possible, the company will restate its interim financial statements included in its quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2001, and September 30, 2001. As a result, these interim financial statements should not be relied upon until they have been restated. The company will file amendments to these quarterly reports that will restate the interim financial statements.

         For further information on the earnings restatement, see the press release issued today by Reliant Resources.

         Reliant Energy (NYSE: REI), based in Houston, Texas, is an international energy services and energy delivery company with approximately $48 billion in annual revenue and total assets exceeding $31 billion. The company has nearly 25,000 megawatts of power generation in operation in the U.S. and is one of only three companies to rank among both the five largest power marketers and the five largest natural gas marketers in North America. The company also has wholesale trading and marketing operations and nearly 3,500 megawatts of power generation in Western Europe. Reliant Energy's retail marketing and distribution operations serve nearly four million electricity and natural gas customers in the U.S.


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         This press release includes forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and the underlying assumptions reflected in the statements. Actual results or outcomes could differ materially as a result of legislative and regulatory developments, the impact of competition, weather, risks associated with international operations, changes in Reliant Energy's and Reliant Resources' business plans and other factors discussed from time to time in Reliant Energy's and Reliant Resources' SEC reports.




















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